Exhibit 10.1
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) of the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[***]”) in this exhibit.***

SETTLEMENT AND LICENSE AGREEMENT
This SETTLEMENT AND LICENSE AGREEMENT (this “Agreement”) is made and effective as of August 28, 2026 (the “Effective Date”), by and between, on the one hand, BioMarin Pharmaceutical Inc. (“BioMarin”), and on the other hand, Ascendis Pharma A/S (“Ascendis”). BioMarin and Ascendis are together referred to as the “Parties,” and each separately as a “Party.”
RECITALS
WHEREAS, BioMarin is the owner of certain patents and patent applications relating to variants of C-type natriuretic peptide;
WHEREAS, Ascendis markets a pharmaceutical product containing the C-type natriuretic peptide known as “TransCon CNP,” “navepegritide,” or “YUVIWEL” with the specific sequences set forth in Exhibit A;
WHEREAS, BioMarin is the holder of a New Drug Application No. 214938 (the “BioMarin NDA”), which is approved by the U.S. Food and Drug Administration (“FDA”) and pursuant to which it markets a competitive pharmaceutical product containing the C-type natriuretic peptide known as “VOXZOGO” or “vosoritide”;
WHEREAS, the Parties are engaged in certain legal proceedings relating to the Licensed Product in various forums around the world, including those set forth on Schedule 1 attached hereto;
WHEREAS, the Parties entered into that certain Binding Term Sheet for Settlement and License Agreement dated August 28, 2026 (the “Binding Term Sheet”), and in connection with the Binding Term Sheet, the Parties wish for the terms and conditions of this Agreement to replace and supersede the Binding Term Sheet in its entirety;
WHEREAS, the Parties wish to settle all Legal Proceedings on the terms and conditions set forth in this Agreement, and have commenced the process of such settlement as of the date of the Binding Term Sheet;
WHEREAS, the execution of this Agreement and the settlement of the Legal Proceedings contemplated herein do not constitute an admission by any Party as to liability, validity, infringement, enforceability, or damages; and
WHEREAS, this Agreement has been negotiated by the Parties at arm’s length.
NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 DEFINITIONS
Section 1.1    Certain Defined Terms. The following terms, when used with initial capital letters, shall have the meanings set forth below:
“Accounting Standards” means, with respect to Ascendis, International Financial Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP) (and the maintenance of books and records prepared in accordance therewith), as applicable, depending on which accounting standards or principles (as applicable) are currently used by Ascendis or its Affiliates or sublicensees at the relevant time, in each case as consistently applied by Ascendis in its financial statements (if available) or as applied in their individual financial statements each as at the relevant balance sheet date.
“Affiliate” means any Person which, directly or indirectly, Controls another Person, is Controlled by another Person, or is under common Control with another Person.
“Applicable Law” means the applicable provisions of any and all national, supranational, regional, state, and local laws, treaties, statutes, rules, regulations, policies, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits of or from any governmental authority having jurisdiction over or related to the subject item, including the U.S. Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), U.S. Patent Act (35 U.S.C. § 1 et seq.), Federal Civil False Claims Act (31 U.S.C. § 3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), all as amended from time to time, together with any rules, regulations, policies, and compliance guidance promulgated thereunder.
“Ascendis Indemnitees” has the meaning set forth in Section 7.2. “BioMarin Indemnitees” has the meaning set forth in Section 7.1. “BioMarin NDA” has the meaning set forth in the recitals.
“BioMarin Other Patents” means, other than the Licensed Patents, (i) any other patents in any jurisdiction worldwide, the claim(s) of which cover the Licensed Product, that are not patents at issue in any of the Legal Proceedings; and (ii) any patent that issues out of a current or future patent application, and any corrections, extensions, reissues, or reexaminations of such other patents or amended claims of such other patents arising out of an inter partes review, post-grant review, or other patent proceeding in any jurisdiction, in each case, clauses (i) and (ii) are limited to such patents that are controlled by BioMarin or any of its Affiliates now or in the future that claim or cover the making, using, storing, having stored, selling, offering for sale, or importation of the Licensed Product.

“BioMarin Patent Rights” means (i) the Licensed Patents and (ii) the BioMarin Other Patents.
“Binding Term Sheet” has the meaning set forth in the recitals.

“Calendar Quarter” means each three-month period ending on March 31, June 30, September 30, and December 31 of each Calendar Year.
“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
“Combination Product” means any pharmaceutical or biological preparation that (a) contains or incorporates a Licensed Product in combination with one (1) or more other active pharmaceutical ingredients, and (b) is co-formulated or co-packaged or otherwise sold as a unit at a single price. For clarity, the Licensed Product in a Combination Product is licensed pursuant to this Agreement.
“Confidential Information” has the meaning set forth in Section 5.1.
“Control” means having the actual present capacity to elect a majority of the directors, or the power to direct greater than fifty percent (50%) of the voting rights entitled to elect directors of such Person; provided, however, that with respect to any Person in a country where the local law will not permit majority foreign equity participation, “Control” means with respect to the determination of an Affiliate, the ownership or control (directly or indirectly) of the maximum percentage of such outstanding stock or voting rights permitted by local law. A Person will be deemed an Affiliate of Ascendis solely for the term during which it satisfies the foregoing definition.
“Dispute” has the meaning set forth in Section 9.2. “Effective Date” has the meaning set forth in the preamble. “FDA” has the meaning set forth in the recitals.
“First Commercial Sale” means, (i) with respect to Ascendis’ YUVIWEL product, the first commercial sale thereof in the United States (i.e., April 6, 2026), and (ii) with respect to any country other than the United States within the Territory, the date of first commercial sale of a Licensed Product (i.e., any sale or other disposition of such Licensed Product that results in revenue to Ascendis) therein, as applicable.
“ICC” has the meaning set forth in Section 9.3.
“Initial Press Release” has the meaning set forth in Section 5.3.
“Legal Proceedings” means Proceedings relating to the Licensed Products in various forums around the world, including those set forth on Schedule 1, and any other claim that either Party may have against the other as of the Effective Date, known or unknown and whether or not asserted in a Proceeding.

“Licensed Patents” means BioMarin’s and its Affiliates’ patent families worldwide having a claim covering any Licensed Product, its manufacture, use, sale, import, or otherwise, whether existing before or after the Effective Date, including, without limitation, (i) the patents and patent applications listed in Schedule 2; (ii) any patents or patent applications worldwide from which the patents or patent applications in Schedule 2 claim priority; (iii) any continuations, continuations-in-part, divisionals, renewals, reissues, reexaminations, corrections, substitutions, supplementary protection certificates, extensions, or later-filed foreign counterparts of any of the foregoing; and (iv) any amended claims of any of the foregoing arising out of an inter partes review, post-grant review, or other patent proceeding.
“Licensed Product” means any Ascendis product, method, or service that includes the C-type natriuretic peptide known as “TransCon CNP,” “navepegritide,” or “YUVIWEL.” For clarity, Licensed Product includes, but is not limited to, the pharmaceutical product submitted for approval under NDA 219164 and MAA Procedure EMEA/H/C/006627, as well as modifications of the same after the Effective Date. For the avoidance of doubt, the Licensed Product does not include the VOXZOGO Product.
“Losses” means all pending and potential claims, demands, all manner of actions, causes of action, suits, debts, liabilities, losses, damages, reasonable attorneys’ fees, costs, expenses (including expert fees), judgments, settlements, interest, punitive damages and other damages or costs of whatever nature, whether known or unknown, pending or future, certain or contingent.
“Net Sales” means, with respect to any Licensed Product, the gross amounts actually billed, invoiced, or otherwise charged or accrued by or on behalf of a Selling Party to Third Parties for the sale or other disposition of such Licensed Product in the Territory, including all cash and the fair market value of all non-cash consideration received or receivable in connection therewith, less the following deductions to the extent attributable to the Licensed Product, actually incurred, paid, accrued or credited, in accordance with Accounting Standards:
(a)[***];
(b)[***];
(c)[***];
(d)[***];
(e)[***];
(f)[***]; and
(g)any other similar deductions, taken and consistently applied in the ordinary course of business by Ascendis in accordance with Ascendis’ standard practices and applicable Accounting Standards when calculating net sales in its publicly-disclosed reports to its shareholders, as consistently applied.

Net Sales are calculated on the first sale to a Third Party in a bona fide arm’s-length transaction, and will not include [***]. However, [***] will be included in Net Sales.

Net Sales will further not include [***].

All such [***] and other deductions, to the extent allocable across multiple products including a Licensed Product, shall be fairly and equitably allocated between or amongst the applicable Licensed Product and other products of Ascendis and its Affiliates and sublicensees such that such Licensed Product does not bear a disproportionate portion of such deductions.

For clarity, (i) any amounts that are deducted from Net Sales pursuant to one subsection may not be deducted pursuant to another subsection (i.e., a deduction may only be taken once) and (ii) the determination of Net Sales for all purposes under this Agreement shall be made in good faith by Ascendis in accordance with Accounting Standards and shall be consistent with Ascendis’ financial statements and customary revenue recognition and reporting practices applied on a consistent basis.

If a Licensed Product is sold as part of a Combination Product containing one or more Other Active Ingredients, Net Sales shall equal [***].

Net Sales shall be calculated on a country-by-country basis based on sales or disposition of the Licensed Products within countries within the Territory or sales or dispositions of the Licensed Products made outside any such country to the extent that such sales or disposition of product are (a) [***] or (b) [***]. For clarity, [***] shall not be included in determining Net Sales for the Territory.

“Other Active Ingredients” means active pharmaceutical ingredients other than the C-type natriuretic peptide known as navepegritide.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.
“Proceeding” means any lawsuit or any other civil or administrative proceeding, or any claim asserted in or to any court, arbitration, tribunal, agency (including, but not limited to, any government patent office), or other adjudicative body.
“Product Liability Claims” means any claim, demand, or lawsuit involving allegations that a manufacturing, design or warning defect, regardless of whether the claim, demand, or lawsuit sounds in negligence or strict liability, injured a patient.
“Related Parties” has the meaning set forth in Section 4.2. “Royalties” has the meaning set forth in Section 3.1.
“Royalty Term” means the period beginning upon the First Commercial Sale and expiring on May 20, 2030.

“Selling Party” means Ascendis, its Affiliates, or any permitted sublicensees. “Term” has the meaning set forth in Section 8.1.
“Territory” means the United States (including its territories, commonwealths, districts and possessions, including the District of Columbia, and Commonwealth of Puerto Rico), the European Union, Brazil, and South Korea.
“Third Party” means any Person other than BioMarin, Ascendis, or their respective Affiliates.
“VOXZOGO Product” means the once-daily injectable vosoritide product that, as of the Effective Date, has received marketing approval by the FDA under the BioMarin NDA (as may be amended or supplemented) and the trade name “Voxzogo” for a pharmaceutical product (and any modifications, improvements or iterations thereof), containing a C-type natriuretic peptide known as “vosoritide”, including any indication expansions, combination or alternative formulations thereof; provided, however, “VOXZOGO Product” does not mean or include the Licensed Product or BioMarin’s product in development known as BMN 333, or any long-acting C-type natriuretic peptide products.
ARTICLE 2
LICENSE GRANT AND RESTRICTIONS
Section 2.1 License Grant. Subject to the terms and conditions of this Agreement, BioMarin hereby grants to Ascendis and its Affiliates under the Licensed Patents a non-exclusive, worldwide, transferable (subject to the assignment restrictions in Section 10.3), royalty-bearing (subject to Section 3.2) license, with the right to grant sublicenses (subject to Section 2.2), to research, develop, manufacture, have manufactured, use, store, have stored, sell, offer for sale, have sold, import, or otherwise commercialize any Licensed Product. The Parties acknowledge and agree that the license granted under this Section 2.1 applies retroactively to the First Commercial Sale date, in exchange for the Royalties payment under Section 3.1 during the Royalty Term, although this Agreement is entered into as of the Effective Date. The license granted under this Section 2.1 shall be irrevocable, except in the circumstance of a material breach by Ascendis or its Related Parties that is uncured within [***] days following written notice thereof from BioMarin to Ascendis (it being acknowledged and agreed by the Parties that the cure period for a material breach involving a good faith dispute about the Royalties payable hereunder shall be tolled and shall not commence until resolution through the audit procedures under Section 3.7, and Dispute resolution under Section 9.2 and arbitration under Section 9.3, in each case as applicable), in which case BioMarin shall have the right to terminate this Agreement in accordance with Article 8.
Section 2.2 Sublicenses. Ascendis may grant sublicenses (through multiple tiers) under the license granted in Section 2.1 with BioMarin’s prior written consent, except for the authorized sublicensees identified in Schedule 3 where BioMarin’s consent is not required; provided that consent obtained for one sublicense to a Third Party shall not constitute or imply consent to any further sublicensing to any other Third Party without BioMarin’s separate written consent. Each sublicense agreement (at any tier) shall (a) be consistent with and subject to the terms of this Agreement, (b) require the sublicensee to comply with all applicable obligations of a sublicensee of Ascendis under this Agreement, (c) prohibit the sublicensee from granting further sublicenses except in accordance with this Section 2.2, and (d) include audit rights (but only for sublicenses for which rights in the Territory during the Royalty Term have been granted) and confidentiality obligations at least as protective as those set forth in this Agreement. With respect to each sublicense other than the authorized sublicensees identified in Schedule 3, Ascendis shall provide BioMarin with a copy of each executed sublicense agreement (which may be redacted to remove confidential and financial terms unrelated to BioMarin’s rights hereunder) within [***] days of execution of such sublicense agreement. Ascendis shall remain primarily responsible for the performance of its sublicensees (at all tiers) and any act or omission of a sublicensee that would constitute a breach of this Agreement if performed by Ascendis shall be deemed a breach by Ascendis. For the avoidance of doubt, Ascendis may distribute, offer for sale, and sell the Licensed Product through wholesalers and/or distributors, and such distribution, offer, and sales shall not be deemed to constitute a sublicense; provided that a Person who is appointed by Ascendis as a distributor of Licensed Product and who is obligated or has otherwise agreed to pay any upfront payments, royalties, milestones, or substantially similar payments to Ascendis or any of its Affiliates as consideration for such appointment shall instead be deemed a sublicensee requiring BioMarin’s consent under this Section 2.2.
Section 2.3 Patent Rights. BioMarin shall at all times retain the ownership of the BioMarin Patent Rights and control the prosecution, maintenance, and enforcement thereof. Without limiting the foregoing, BioMarin shall have the sole right, but not the obligation, to prosecute and maintain the Licensed Patents in its sole discretion. BioMarin shall have the sole right, but not the obligation, to enforce the Licensed Patents against any infringement of BioMarin Patent Rights at its sole cost and expense.
Section 2.4 Reservation of Rights. All rights not expressly granted to Ascendis hereunder are expressly reserved to BioMarin. Nothing in this Agreement shall be construed as granting Ascendis or its Affiliates any rights with respect to any product other than the Licensed Product.
ARTICLE 3
FINANCIALS, REPORTS, AND PAYMENTS
Section 3.1 Royalties. In consideration for the rights and licenses granted to Ascendis hereunder, during the Royalty Term in each country of the Territory, Ascendis shall pay to BioMarin royalties on Net Sales of each Licensed Product generated by any Selling Party in the Territory (“Royalties”) according to the following:
(a)Ascendis shall pay BioMarin a royalty equal to twenty percent (20%) of Net Sales of Licensed Product in the United States (including its territories) on a quarterly basis; and
(b)Ascendis shall pay BioMarin a royalty equal to eighteen percent (18%) of Net Sales of Licensed Product in the European Union, Brazil, and South Korea on a quarterly basis.

Section 3.2 Paid-Up License. After the Royalty Term has expired, Ascendis, its Affiliates, and its sublicensees shall have a fully paid-up, irrevocable, non-exclusive, unrestricted, royalty-free license under all Licensed Patents for the Licensed Product on a worldwide basis, existing at the time of such expiration and thereafter.
Section 3.3 Reports and Payment. Royalties shall be payable on a quarterly basis, with Ascendis (a) delivering a royalty report (setting forth [***], and the Royalty amount payable) to BioMarin within [***] days after the end of each Calendar Quarter, and (b) paying the Royalties for such Calendar Quarter within [***] business days after delivery of such royalty report. For clarity, any royalty report delivered under this Section 3.3 will not include [***] and Ascendis shall not be obligated to disclose any competitive information, including [***]; provided that such calculations and information will be available to BioMarin’s independent auditors subject to the applicable limitations set forth in Section 3.7. Notwithstanding the foregoing, the first payment of Royalties (i.e., for the period commencing on the date of First Commercial Sale in the United States) shall be due [***].
Section 3.4 Estimated Net Sales. Ascendis shall provide BioMarin a non-binding estimate of Net Sales, as will be reported in the royalty report for the Territory, within [***] business days after the end of each Calendar Quarter.
Section 3.5 Payment Mechanics. All payments under this Agreement shall be made by wire transfer of immediately available funds in United States Dollars to such bank account as BioMarin may from time to time designate in writing. If any currency conversion is required, such conversion shall be made using the average of the applicable exchange rates published in the European Central Bank (or comparable source mutually agreed by the Parties) for the last business day of each month during the applicable Calendar Quarter.
Section 3.6 Late Payments. Any amount due hereunder and not paid when due shall bear interest from the date due until paid at a rate equal to the lesser of (a) the prime rate as published in The Wall Street Journal (U.S., Eastern Edition) plus [***] and (b) the maximum rate permitted by Applicable Law.
Section 3.7 Audit Rights. Ascendis, its Affiliates and sublicensees (but only for sublicenses for which rights in the Territory during the Royalty Term have been granted) shall maintain accurate books and records in sufficient detail to enable the payments due hereunder to be determined for a period of at least [***] years following the end of the Calendar Quarter to which such records pertain. BioMarin shall have the right, on [***]-per-Calendar Year basis (unless a prior audit under this Section 3.7 has revealed any substantial deficiencies, in which case [***] shall be permitted) and subject to BioMarin providing at least [***] days’ advance written notice, for an independent, nationally recognized certified public accounting firm auditor appointed by BioMarin to audit the determination and evaluation of Net Sales (it being acknowledged and agreed by the Parties that the auditor shall share with BioMarin only [***]), including as necessary to confirm the reconciliation report provided by Ascendis pursuant to Section 8.4; provided, however, that if the auditor has concerns regarding any specific deductions taken when reporting same to the Parties (including when reconciling accruals against actual amounts under Section 8.4), the auditor may share with BioMarin [***] (it being acknowledged and agreed by the Parties that such auditor shall not under any circumstances, share [***] or share any documentation with BioMarin prior to Ascendis having reviewed and consented in writing to such sharing or disclosure, not to be unreasonably withheld, conditioned or delayed; provided that such auditor shall not, in any event, have the right to share or disclose any documentation or information to the extent reflecting or including any Confidential Information of Ascendis). Ascendis shall make its relevant personnel reasonably available to the auditor and shall provide the auditor with reasonable access to all relevant books, records, and supporting documentation. The Parties shall share the cost of an annual audit. Any audit conducted pursuant to this Section 3.7 will be limited to financial records necessary to verify payments due hereunder, shall cover only periods within the prior [***] months (or, with respect to any audit rights under Section 8.4, the [***]-month period following expiration of the Term or earlier termination of this Agreement), and shall not revisit any period that has been the subject of a prior audit (except to the extent necessary to confirm the reconciliation report provided by Ascendis under Section 8.4). If an audit reveals an underpayment of more than [***] for any audited period, Ascendis shall (a) pay the deficiency plus interest thereon at the rate specified in Section 3.6 from the date such payment was originally due, and (b) reimburse BioMarin for its share of the cost of such audit. If an audit reveals an overpayment, BioMarin shall credit such overpayment against future Royalty payments (or, if no further Royalties are due, promptly refund such overpayment).
Section 3.8 Taxes. Each Party shall be responsible for its own income taxes. If Ascendis is required by Applicable Law to withhold taxes from any payment due to BioMarin under this Agreement, Ascendis shall (a) deduct such taxes from the payment, (b) timely remit such taxes to the appropriate governmental authority, and (c) promptly provide BioMarin with an official tax receipt or other documentation sufficient to enable BioMarin to claim a foreign tax credit if applicable. Any amount so deducted or withheld and remitted to the applicable governmental authority shall be treated for all purposes of this Agreement as having been paid to BioMarin. Following such deduction or withholding, Ascendis shall be deemed to have fully satisfied the corresponding payment obligation and shall have no obligation to gross up, increase or otherwise compensate BioMarin for such deduction or withholding. The Parties shall cooperate in good faith to minimize any such withholding to the extent permitted by Applicable Law and BioMarin shall provide such certificates, forms, declarations and other documentation, as may be reasonably requested by Ascendis for purposes of obtaining any available exemption from, or reduction of, withholding taxes.
ARTICLE 4
DISMISSAL, RELEASES AND COVENANTS
Section 4.1 Dismissal. The Parties shall dismiss with prejudice all pending Legal Proceedings between them relating to the Licensed Product, including the actions listed in Schedule 1 and any claims against Third Parties arising from the Legal Proceedings, no later than September 24, 2026 (or later if, under law or order of a court or administrative agency of competent jurisdiction, required to be dismissed, or dismissal is not permitted until, after September 24, 2026). Each Party shall bear its own litigation costs, fees, and other Losses for all such pending Legal Proceedings, neither Party will pay cost reimbursements under German Applicable Law, and neither Party may request, file for, or be entitled to recover any of its costs, fees, or damages in connection therewith. Nothing in this Agreement shall be construed as an admission by either Party of liability, validity, infringement, enforceability, or damages with respect to any of the Legal Proceedings or any patents at issue therein.
Section 4.2 Mutual Release. Effective as of the Effective Date, each Party, on behalf of itself and its Affiliates and subsidiaries, hereby releases, acquits and forever discharges the other Party, its Affiliates and sublicensees and their respective directors, officers, employees, agents, representatives, heirs, assigns, predecessors and successors (with respect to each Party, “Related Parties”), from any and all Losses arising out of, derived from, predicated upon or relating to the Legal Proceedings and the subject matter thereof occurring prior to the Effective Date, including any and all claims of liability, validity, infringement, enforceability, or damages related to the Licensed Patents occurring prior to the Effective Date; provided that nothing in this Section 4.2 shall (i) release either Party from its respective obligations under this Agreement or prevent or impair the right of the releasing Party under this Section 4.2 from invoking the jurisdiction of the relevant court or governmental authority to enforce the terms and provisions of this Agreement or (ii) prevent or impair the right of the releasing Party under this Section 4.2 to bring an action or Proceeding in court or any other forum for breach of this Agreement or any representation, warranty or covenant herein.
Section 4.3 Unknown Claims Waiver. Each Party acknowledges that such Party may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this release, and each Party agrees that the release given herein shall be and remain in effect as a full and complete release notwithstanding any such different or additional facts. Each Party expressly waives and relinquishes, to the fullest extent permitted by law, the provisions, rights, and benefits of California Civil Code Section 1542, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY,” and any similar law of any state or jurisdiction. For the avoidance of doubt, the waiver set forth in this Section 4.3 shall apply solely to claims arising out of, derived from, predicated upon, or relating to the Legal Proceedings and the Licensed Patents, and shall not extend to any other claims between the Parties.
Section 4.4 Mutual Covenant Not to Sue. Effective as of the Effective Date, each Party covenants not to sue, assert any claim against, or otherwise bring, maintain, or participate in any Proceeding against the other Party or any of its Related Parties, licensees, sublicensees, importers, suppliers, manufacturers, distributors, or customers: (a) in the case of BioMarin, for infringement of BioMarin Patent Rights as a result of the exploitation of the Licensed Product by or on behalf of Ascendis; or (b) in the case of Ascendis, for infringement of patent rights as a result of the exploitation of the VOXZOGO Product by or on behalf of BioMarin. This covenant not to sue applies worldwide to claims arising from or relating to the making, having made, using, selling, offering for sale, or importation of the Licensed Product or the VOXZOGO Product, as applicable (including activities in connection therewith, including the storage, holding or handling thereof), whether occurring before or after the Effective Date. Each Party shall impose this covenant not to sue on (a) its Affiliates and (b) any Third Party to which such Party assigns, licenses, sublicenses, or otherwise transfers any rights to or under such patents that include the right to assert such patents. Notwithstanding Section 8.5 or any other provision of this Agreement to the contrary, this mutual covenant not to sue shall terminate concurrently with, and under the same conditions as, the license granted under Section 2.1, including upon termination of this Agreement by BioMarin pursuant to Section 8.2. For clarity, this covenant not to sue shall not preclude any Proceeding involving any long-acting C-type natriuretic peptide products, including BioMarin’s product in development known as BMN 333 (or any successor thereof), other than the Licensed Product.
Section 4.5    Covenant Not to Challenge.
(a)Except to the extent required by law or order of a court or administrative agency of competent jurisdiction, and only with respect to BioMarin Patent Rights that cover the Licensed Product, Ascendis shall not, and shall cause its Affiliates not to, directly or indirectly, as long as the license under Section 2.1 and the covenant not to sue under Section 4.4 remain in full force and effect:
(i)initiate or participate in any Proceeding (including, but not limited to, any civil action, district court litigation, inter partes review, post-grant review, reexamination, opposition, or revocation) advancing any claims that any of the BioMarin Patent Rights are invalid, unenforceable, unpatentable, or not infringed; or
(ii)voluntarily assist, encourage, induce, enable, or support any other Person in connection with any Proceeding that challenges the validity, enforceability, patentability, or noninfringement of any of the BioMarin Patent Rights, including, but not limited to, by (i) cooperating with, paying for, or advocating on behalf of such challenge or Person, (ii) [***], or (iii) [***].
(b)Notwithstanding the foregoing, nothing herein shall prevent Ascendis from engaging in or undertaking any of the foregoing activities in the event that BioMarin or its Affiliate, or any licensee or assignee of the BioMarin Patent Rights, assert in a court proceeding that one of Ascendis’ or its Affiliate’s products (including the Licensed Product) or any regulatory approval or marketing authorization therefor infringes any of the BioMarin Patent Rights.
(c)The obligations set forth in this Section 4.4 shall survive expiration of the Term but shall not survive in the event of any termination by BioMarin pursuant to Section 8.2.
Section 4.6    Regulatory Support and Non-Interference.
(a)BioMarin Regulatory Support. BioMarin shall, and shall cause its Affiliates to: (i) waive any regulatory rights that may interfere with the regulatory approval of TransCon CNP (navepegritide) or any other Licensed Product worldwide; and (ii) upon Ascendis’ request, promptly provide any regulatory waivers, consents, or authorizations as requested by Ascendis to facilitate such approvals and the commercialization of Licensed

Products worldwide, and in any event within [***] business days of Ascendis’ written request therefor.
(b)Ascendis Regulatory Support. Ascendis shall, and shall cause its Affiliates to: (i) waive any regulatory rights that may interfere with the regulatory approval of the VOXZOGO Product worldwide; and (ii) upon BioMarin’s request, promptly provide any regulatory waivers, consents, or authorizations as requested by BioMarin to facilitate such approvals and the commercialization of the VOXZOGO Product worldwide, and in any event within [***] business days of BioMarin’s written request therefor.
(c)Non-Interference Covenant. Neither Party shall, directly or indirectly: (i) seek to influence any regulatory authority to deny, delay, or condition approval for the other Party’s product (i.e., TransCon CNP (navepegritide) or other Licensed Product with respect to Ascendis, and VOXZOGO Product with respect to BioMarin) covered by this Section 4.6; (ii) interfere with the other Party’s patent prosecution or enforcement activities; or (iii) take any other action intended to impede the other Party’s commercialization (in the ordinary course of business) of such TransCon CNP (navepegritide) or Licensed Product, or VOXZOGO Product in the Territory, it being acknowledged and agreed by the Parties that such obligation not to impede shall not mean, or be deemed to mean, that Ascendis or BioMarin cannot take any other action that is pro-competitive or otherwise supporting its product in comparison to other products, including Ascendis’ TransCon CNP (navepegritide) or Licensed Product or BioMarin’s VOXZOGO Product, in each case in compliance with Applicable Law.
Section 4.7 Compliance with Applicable Law. Each Party shall, and shall cause its Affiliates and sublicensees to, comply with all Applicable Law in connection with the development, manufacture, use, storage, importation, marketing, distribution, sale, offer for sale, and other commercialization of the Licensed Product or the VOXZOGO Product, as applicable, in the Territory and in the performance of its obligations and exercise of its rights under this Agreement. Each Party shall obtain and maintain all permits, licenses, registrations, and regulatory approvals required under Applicable Law for such activities.
ARTICLE 5 CONFIDENTIALITY AND PUBLICITY
Section 5.1 Confidential Information. Each Party agrees that, subject to the information that may be disclosed under Section 5.3, (a) the terms of this Agreement, (b) all information relating to the negotiation and execution of this Agreement, (c) payment terms and royalty amounts under this Agreement, or (d) any other nonpublic information disclosed (i) by one Party to the other Party in connection with this Agreement or (ii) under a protective order with respect to any Legal Proceedings prior to the Effective Date (collectively, “Confidential Information”) shall be kept confidential and shall not be disclosed to any Third Party without the prior written consent of the other Party, except (i) to such Party’s Affiliates, directors, officers, employees, agents, legal advisors, financial advisors, and accountants who have a need to know and who are bound by obligations of confidentiality at least as restrictive as those set forth herein, (ii) as required by Applicable Law (including applicable securities laws and related public disclosures in connection therewith), (iii) to a bona fide potential or actual acquirer, merger partner, investor, or lender (or their respective advisors) in connection with a potential transaction, subject to customary confidentiality obligations, (iv) in connection with filings with the U.S. Federal Trade Commission, the U.S. Department of Justice, or any other governmental authority, or (v) as otherwise permitted by this Article 5.
Section 5.2 Standard Exceptions. The obligations of confidentiality under this Article 5 shall not apply to information that (a) is or becomes generally available to the public other than as a result of a breach of this Agreement, (b) was known to the receiving Party prior to its disclosure hereunder, as evidenced by written records, (c) is independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party, as evidenced by written records, or (d) is disclosed to the receiving Party by a Third Party having no obligation of confidentiality to the disclosing Party with respect to such information. For the avoidance of doubt, the Parties may disclose the Royalty amounts actually paid or received (not estimates) in compliance with applicable securities laws.
Section 5.3 Press Release. Each Party acknowledges that it issued a press release on August 31, 2026 in connection with the Binding Term Sheet (the “Initial Press Release”). Neither Party shall issue any further press release or public statement regarding this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that either Party may, without such consent, issue a press release or public statement that is limited to the information set forth in its Initial Press Release or that repeats information contained in its Initial Press Release, or that discloses the fact of settlement, the grant of the license and covenant not to sue, the waiver of regulatory exclusivities, the Territory, the Royalty Term, and the Royalty rates and applicable countries. Any disclosure made in accordance with the preceding sentence shall not constitute a breach of this Article 5.
ARTICLE 6
REPRESENTATIONS, WARRANTIES, AND COVENANTS
Section 6.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date that: (a) such Party is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization; (b) the execution, delivery, and performance of this Agreement by such Party have been duly authorized by all necessary corporate or other action on the part of such Party; (c) this Agreement has been duly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable against such Party in accordance with its terms; (d) such Party’s execution, delivery, and performance of this Agreement do not violate, conflict with, or result in a breach of any provision of its organizational documents or any Applicable Law, order, or agreement to which it is a party; and (e) it has the right and authority to settle the Legal Proceedings.
Section 6.2 BioMarin Representations and Covenant Regarding License. In addition to Section 6.1, BioMarin represents and warrants to Ascendis that, as of the Effective Date:
(a)Except to the extent of any specific allegations raised by Ascendis prior to the Effective Date as to ownership of the BioMarin Patent Rights in the actions listed in

Schedule 1, BioMarin is the owner of the Licensed Patents (subject to any security interests) and has the right to grant to Ascendis the licenses granted hereunder;
(b)BioMarin has not previously assigned, transferred, conveyed, or granted any license (or sublicense) or other rights under the BioMarin Patent Rights that would conflict with or limit the scope of any of the rights or licenses granted to Ascendis under this Agreement; and
(c)BioMarin is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement.
Section 6.3 Ascendis Representation. Ascendis represents and warrants to BioMarin, as of the Effective Date, that the sublicense agreements entered into with the authorized sublicensees identified in Schedule 3 do not and will not include any countries in the Territory.
Section 6.4 Ascendis Representations and Covenant Regarding License. In addition to Section 6.1, Ascendis represents and warrants to BioMarin that, as of the Effective Date, Ascendis has not assigned, transferred, or granted, and will not assign, transfer or grant, any license (or sublicense) or other rights under the BioMarin Patent Rights that would conflict with or limit the scope of any of the rights or licenses granted to Ascendis under this Agreement or prevent Ascendis from performing its obligations under this Agreement.
Section 6.5 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF APPLICABLE LAW, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS SUCH WARRANTIES.
ARTICLE 7 INDEMNIFICATION
Section 7.1 Indemnification by Ascendis. Ascendis shall indemnify, defend, and hold harmless BioMarin, its Affiliates, and their respective directors, officers, employees, and agents (collectively, “BioMarin Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from any Third Party claim, suit, action, or Proceeding to the extent arising or resulting from (a) Ascendis’ development, manufacture, use, importation, sale, offer for sale, and/or commercialization of the Licensed Product, including any Product Liability Claims to the extent involving a Licensed Product, but excluding any Losses to the extent arising from BioMarin’s own development, manufacture, use, or commercialization of any product (including the VOXZOGO Product), or (b) Ascendis’ exercise of the license granted hereunder, in each case (clause (a) or (b)), except to the extent such claims arise or result from BioMarin’s material breach of this Agreement, gross negligence, recklessness, willful misconduct or fraud, or non-compliance with Applicable Law.
Section 7.2 Indemnification by BioMarin. BioMarin shall indemnify, defend, and hold harmless Ascendis, its Affiliates, and their respective directors, officers, employees, and agents (collectively, “Ascendis Indemnitees”) from and against any and all Losses to the extent arising out of or resulting from any Third Party claim, suit, action, or Proceeding to the extent arising or resulting from BioMarin’s development, manufacture, use, importation, sale, offer for sale, and/or commercialization of the VOXZOGO Product, including any Product Liability Claims to the extent involving such VOXZOGO Product, but excluding any Losses to the extent arising from Ascendis’ own development, manufacture, use, or commercialization of any Licensed Product, in each case, except to the extent such claims arise or result from Ascendis’ material breach of this Agreement, gross negligence, recklessness, willful misconduct or fraud, or non-compliance with Applicable Law.
Section 7.3 Indemnification Procedures. The indemnification obligations set forth in Sections 7.1 and 7.2 shall be contingent upon the BioMarin Indemnitee or the Ascendis Indemnitee, as applicable: (a) notifying the other Party of a claim, demand, or suit within [***] days of receipt thereof; provided that the BioMarin Indemnitee’s or Ascendis Indemnitee’s (as applicable) failure or delay in providing such notice shall not relieve the indemnifying Party of its indemnification obligations hereunder; (b) allowing the indemnifying Party the right to assume direction and control of the defense of any such claim, demand, or suit; (c) cooperating with such indemnifying Party in the defense of such claim, demand, or suit at such indemnifying Party’s expense; and (d) agreeing not to settle or compromise any claim, demand, or suit without the indemnifying Party’s prior written authorization. The BioMarin Indemnitee or Ascendis Indemnitee (as applicable) shall have the right to participate in the defense of any such claim, demand, or suit referred to in this Section 7.3 utilizing attorneys of its choice, at its own expense (for any reason, including if representation of the BioMarin Indemnitee or Ascendis Indemnitee, as applicable, by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential conflicts or differing interests between such BioMarin Indemnitee or Ascendis Indemnitee and such indemnifying Party), provided that the indemnifying Party shall have full authority and control to handle any such claim, demand, or suit. The indemnifying Party will not settle any such proceeding under terms that would (a) result in an admission of invalidity or unenforceability of any BioMarin Patent Rights, (b) result in the indemnified Party incurring financial liability, or (c) require an admission of liability or fault on the part of the indemnified Party, in each case, without the indemnified Party’s prior written consent.
Section 7.4 Insurance. Each Party shall obtain and maintain, at its sole cost and expense, commercial general liability insurance and product liability insurance with limits of not less than [***] per occurrence and [***] in the aggregate, covering claims arising out of the development, manufacture, use, sale, offer for sale, importation, and commercialization of the Licensed Product or the VOXZOGO Product, as applicable. Such insurance shall (a) be obtained from insurers with an A.M. Best rating of [***], (b) name the other Party as an additional insured, (c) include a waiver of subrogation in favor of such other Party, and (d) require the insurer to provide such other Party with at least [***] days’ prior written notice of any cancellation, non-renewal, or material change in coverage. Upon a Party’s request, the other Party shall provide such Party with certificates of insurance evidencing such coverage. Such insuring Party shall maintain such insurance for so long as it is commercializing the Licensed Product or the VOXZOGO Product, as applicable, and for a period of [***] years thereafter.
Section 7.5 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS

AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON CONTRACT, TORT, STRICT LIABILITY, OR ANY OTHER THEORY, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS LIMITATION SHALL NOT APPLY TO (A) ASCENDIS’ OR BIOMARIN’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 7, (B) A PARTY’S BREACH OF ARTICLE 5 (CONFIDENTIALITY AND PUBLICITY), (C) A PARTY’S GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR FRAUD, OR (D) ASCENDIS’ BREACH OF THE COVENANT NOT TO CHALLENGE UNDER SECTION 4.5.
ARTICLE 8
TERM AND TERMINATION
Section 8.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated in accordance with this Article 8, shall remain in full force and effect until the expiration of the Royalty Term (the “Term”); provided that certain provisions shall survive as set forth in Section 8.5.
Section 8.2 Termination for Material Breach. The license granted under this Agreement is irrevocable except that, in the event of a material breach by Ascendis or its Related Parties of this Agreement, BioMarin may terminate this Agreement upon written notice to Ascendis if such breach remains uncured for [***] days following Ascendis’ receipt of written notice thereof specifying the nature of the breach in reasonable detail (it being acknowledged and agreed by the Parties that the cure period for a material breach involving a good faith dispute about the Royalties payable hereunder shall be tolled and shall not commence until resolution through the audit procedures under Section 3.7, and Dispute resolution under Section 9.2 and arbitration under Section 9.3, in each case as applicable). Termination under this Section 8.2 shall be the sole termination right available to either Party under this Agreement.
Section 8.3    Effects of Expiration or Termination.
(a)Upon expiration of the Royalty Term, the license granted under Section 2.1 shall convert to a fully paid-up, irrevocable, non-exclusive, unrestricted, royalty-free license as set forth in Section 3.2.
(b)Upon termination of this Agreement by BioMarin pursuant to Section 8.2 (i) all rights and licenses granted to Ascendis hereunder shall terminate; (ii) the covenant not to sue set forth in Section 4.3 shall survive as provided therein; (iii) all sublicenses granted by Ascendis shall terminate, unless BioMarin elects in writing within [***] days to assume any such sublicense as a direct license between BioMarin and the applicable sublicensee on the same terms and conditions as such sublicenses were in effect immediately prior to such termination; and (iv) Ascendis shall pay all Royalties accrued through the date of termination within [***] days thereof.
(c)Termination shall not relieve either Party of any obligation accrued prior to such termination.
Section 8.4 Contract-End Reconciliation. Within [***] year following the expiration of the Term or termination of this Agreement, Ascendis will provide a final reconciliation report substantially consistent with the royalty reports provided by Ascendis under Section 3.3 of all accrued calculations and deductions made pursuant to the definition of Net Sales and of all amounts payable or processed hereunder. The reconciliation shall be based on all actual amounts known through the date that is [***] months following the applicable expiration or termination date versus prior accruals or estimates. No further reconciliations shall be made thereafter. BioMarin shall have the right, at its sole cost and expense and in accordance with Section 3.7, for an independent, nationally recognized certified public accounting firm to audit such reconciliation report. If any reconciliation under this Section 8.4 shows an underpayment or an overpayment, and (i) Ascendis agrees, then Ascendis or BioMarin, as applicable, shall pay the amount of the difference to the other Party within [***] days of the date of delivery of the reconciliation report or (ii) Ascendis disputes such reconciliation, then such dispute shall be referred to Dispute resolution under Section 9.2 and arbitration under Section 9.3, as applicable.
Section 8.5 Survival. The following provisions shall survive any expiration or termination of this Agreement: Article 1 (Definitions), Section 3.2 (Paid-Up License) (only upon expiration, not termination), Section 3.7 (Audit Rights) (for a period of [***] years following expiration or termination), Section 4.1, Section 4.2 (only upon expiration, not termination), Section 4.3 (only upon expiration, not termination), Section 4.5 (only upon expiration, not termination), Article 5 (Confidentiality and Publicity), Article 6 (Representations, Warranties, and Covenants), Article 7 (Indemnification), Section 8.4 (Contract-End Reconciliation), this Section 8.5 (Survival), Article 9 (Governing Law and Dispute Resolution), and Article 10 (General Provisions).
Section 8.6 Bankruptcy Protection. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (11 U.S.C. Section 365(n)), licenses of “intellectual property” as defined under Section 101 of the Bankruptcy Code. Each Party shall retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.

ARTICLE 9
GOVERNING LAW AND DISPUTE RESOLUTION
Section 9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.
Section 9.2 Executive Escalation. Any dispute, controversy or claim arising out of or relating to this Agreement (a “Dispute”) shall first be submitted to the Chief Executive Officers (or their designees) of each Party by written notice from either Party to the other specifying the terms of such Dispute in reasonable detail. Within [***] days of receipt of such notice, the Chief Executive Officers (or their designees) shall meet in person or by telephone for the purpose of resolving such Dispute. They shall negotiate in good faith for a period of up to [***] days in an effort to resolve the Dispute. If the Dispute is not resolved within such period, either Party may proceed to arbitration pursuant to Section 9.3.
Section 9.3 Arbitration. If a Dispute is not resolved through executive escalation pursuant to Section 9.2, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the International Chamber of Commerce (“ICC”) in accordance with the ICC Rules of Arbitration in effect at the time of the arbitration. Claims shall be heard by a single arbitrator. The arbitration shall be governed by the laws of the State of New York. The place of arbitration shall be New York, New York. The arbitration proceedings, including any filings, evidence, testimony, and the arbitrator’s award, shall be kept confidential by the Parties and the arbitrator, except to the extent disclosure is required by Applicable Law or is necessary to confirm, vacate, or enforce the award. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
Section 9.4 Equitable Relief. Each Party acknowledges that any breach of this Agreement may cause the other Party irreparable harm for which monetary damages would be inadequate. Accordingly, and notwithstanding Section 9.2 and Section 9.3, either Party may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, specific performance, or other equitable relief, without first submitting the matter to executive escalation or arbitration, without proving actual damages, and without posting any bond, in addition to any other remedies available at law or in equity. For the avoidance of doubt, this Section 9.4 shall not be used to circumvent the arbitration framework set forth in Section 9.3 for the resolution of substantive disputes regarding patent rights, Royalty obligations, or other monetary claims under this Agreement.

ARTICLE 10 GENERAL PROVISIONS
Section 10.1 Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior or contemporaneous agreements and understandings, whether written or oral, between the Parties with respect to the subject matter hereof, including the Binding Term Sheet by and between BioMarin and Ascendis.
Section 10.2 Amendments. This Agreement may not be amended or modified except by an instrument in writing signed by authorized representatives of both Parties.
Section 10.3 Assignment. This Agreement shall be binding upon and inure to the benefit of each Party’s respective successors and permitted assigns. Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed, or conditioned; provided, however, that, without such consent, each Party may assign this Agreement to (i) an Affiliate of such Party or (ii) any entity that acquires substantially all of that portion of such Party’s assets or business to which this Agreement relates, or in connection with a merger, reorganization, or change of control. Any purported assignment in violation of this Section 10.3 shall be null and void. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.4 Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by nationally recognized overnight courier, or sent by email (with confirmation of receipt) to the addresses set forth below or to such other address as either Party may designate by written notice to the other Party:
If to BioMarin:
BioMarin Pharmaceutical Inc. 770 Lindaro Street
San Rafael, CA 94901 Attention: Chief Legal Officer
Email: [***]
With a copy (which shall not constitute notice) to:
Paul Hastings LLP 200 Park Avenue New York, NY 10166
Attention: [***]
Email: [***]
If to Ascendis:
Ascendis Pharma A/S
Tuborg Boulevard 12
DK-2900 Hellerup
Denmark
Attention: President and CEO
[***]

With a copy (which shall not constitute notice) to:

Ascendis Pharma A/S
Tuborg Boulevard 12
DK-2900 Hellerup
Denmark
Attention: Chief Legal Officer
    [***]

Section 10.5 No Waiver. The failure of either Party to enforce at any time any provision of this Agreement shall not be construed as a waiver of such provision or the right of such Party thereafter to enforce such provision.
Section 10.6 Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable, the remaining provisions shall continue in full force and effect, and the Parties shall negotiate in good faith a replacement provision that is valid and enforceable and that most closely approximates the intent and economic effect of the invalid provision.

Section 10.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement. Signatures transmitted by electronic means shall be deemed original signatures.
Section 10.8 No Third-Party Beneficiaries. Except as expressly provided herein, including the beneficiaries of the release in Section 4.2 and the covenant not to sue in Section 4.3, each of whom is an intended third-party beneficiary of, and may enforce, such provision, nothing in this Agreement is intended to or shall confer upon any Third Party any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.9 Headings. The headings in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.
Section 10.10 Independent Contractors. The Parties are independent contractors. Nothing in this Agreement shall be construed to create a partnership, joint venture, agency, or employment relationship between the Parties.
Section 10.11 Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary to effectuate the purposes and intent of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective
Date.

BIOMARIN PHARMACEUTICAL INC.

By: /s/ G. Eric Davis

Name: G. Eric Davis Title: Chief Legal Officer

ASCENDIS PHARMA A/S

By: /s/ Jan Møller Mikkelsen
Name: Jan Møller Mikkelsen

Title: Authorized Representative

ASCENDIS PHARMA A/S

By: /s/ Michael Wolff Jensen

Name: Michael Wolff Jensen

Title: Authorized Representative
[SIGNATURE PAGE TO SETTLEMENT AND LICENSE AGREEMENT]

SCHEDULE 1
Legal Proceedings
[***]

SCHEDULE 2
Listed Patents
[***]

SCHEDULE 3
Authorized Sublicensees
[***]

Exhibit A
TransCon CNP,” “navepegritide,” or “YUVIWEL” Sequence Listing:
[***]